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                                                                  Exhibit (m.1)

                             LEBENTHAL FUNDS, INC.

                               Class B Shares of
                    Lebenthal New York Municipal Bond Fund

                             Amended and Restated
             Distribution and Service Plan Pursuant to Rule 12b-1
                   Under the Investment Company Act of 1940

       This Distribution and Service Plan (the "Plan") is hereby amended and restated to replace Advest, Inc. as distributor of the Class B Shares of Lebenthal New York Municipal Bond Fund (the "Portfolio") with FAM Distributors, Inc. The Board of Directors has approved this substitution and has determined that it is in the best interest of the Class B Shares of the Portfolio and the shareholders to amend the Plan. The Plan is hereby amended and restated in its entirety pursuant to paragraph 9 hereof.

       The Plan is adopted by Lebenthal Funds, Inc. (the "Fund") on behalf of the Class B Shares of the Portfolio in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                   The Plan

   1. The Fund and FAM Distributors, Inc. (the "Distributor") will enter into a Distribution Agreement on behalf of the Portfolio, in a form satisfactory to the Fund's Board of Directors, under which the Distributor acts as distributor of the Shares of the Fund, including the Portfolio's Class B shares. Pursuant to the Distribution Agreement with respect to Class B shares of the Portfolio, the Distributor, as agent of the Portfolio, will solicit orders for the purchase of the Portfolio's Class B shares, provided that any subscriptions and orders for the purchase of the Portfolio's Class B shares will not be binding on the Fund until accepted by the Fund as principal.

   2. (a) The Distribution Agreement with respect to the Shares of the Fund, including the Class B shares of the Portfolio provides that the Distributor will receive from the Portfolio (i) a service fee ("Service Fee") for providing or for arranging for others to provide all personal shareholder servicing and related maintenance of shareholder account functions not performed by us or our transfer agent, and (ii) an asset based sales charge ("Asset Based Sales Charge") to compensate the Distributor for providing distribution assistance or for arranging for others to provide distribution assistance with respect to sales of the Portfolio's Class B shares.

      (b) The Manager may make payments from time to time from its own resources, which may include the management fee received from the Portfolio, management or advisory fees received from other investment companies and past profits, for the following purposes:

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          (i) to defray the costs of, and to compensate others, including organizations whose customers or clients are Portfolio shareholders ("Participating Organizations"), for performing shareholder servicing and related administrative functions on behalf of the Portfolio;

          (ii) to compensate certain Participating Organizations for providing assistance in distributing the Portfolio's Class B shares;

          (iii) to pay the cost of printing and distributing the Portfolio's prospectus to prospective investors; and

          (iv) to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including the salaries and/or commissions of sales personnel in connection with the distribution of the Portfolio's Class B shares.

       In addition, under the Distribution Agreement, the Distributor may make payments from time to time from its Service Fees for the purpose enumerated in
(i) above and from its Asset Based Sales Charge for the purposes enumerated in paragraphs (ii), (iii) and (iv) above. The Distribution Agreement will further provide that the Distributor in its sole discretion, will determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Portfolio is required to pay to the Distributor for any fiscal year under the Distribution Agreement or the Management Agreement in effect for that year.

   3. The Management Agreement will also require the Manager to reimburse the Portfolio for its expenses (exclusive of interest, taxes, brokerage, and extraordinary expenses) which in any year exceed the limits on investment company expenses prescribed by any state in which the Portfolio's Class B shares are qualified for sale.

   4. The Portfolio will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor in carrying out its obligations under the Distribution Agreement and (ii) the cost of preparing, printing and delivering the Portfolio's prospectus to existing shareholders of the Portfolio and preparing and printing subscription application forms for shareholder accounts.

   5. Payments made by the Distributor to Participating Organizations for performing shareholder servicing and related administrative functions or for the purpose of distributing the Portfolio's Class B shares are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Participating Organization.

   6. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for distribution purposes by the Portfolio and the Distributor, pursuant to the Plan, and identifying the distribution activities for which such expenditures were made.

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   7. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Portfolio (with each class of the Portfolio voting separately) (as defined in the Act), and (ii) a majority of the Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

   8. The Plan will remain in effect until July 31, 2006, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 7 hereof.

   9. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause (ii) of paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Fund pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 7 hereof.

   10. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Fund, (ii) by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (iii) by a vote of a majority of the outstanding voting securities of the Portfolio (with each class of the Portfolio voting separately) (as defined in the Act).

Dated: October 30, 1997, as amended and restated on July 25, 2002, and December 2, 2005.

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